Exhibit 10.1

THIS AGREEMENT OF SUBLEASE made as of the 1st day of July, 2010, by and between Commonwealth Associates, LP (“Commonwealth”), 830 Third Avenue, Eighth Floor, New York, New York 10017 ("Landlord") and AMERITRANS CAPITAL CORPORATION/ELK ASSOCIATES FUNDING CORPORATION, 830 Third Avenue, Eighth Floor, New York, New York 10017("Tenant").  This Agreement of Sublease is sometimes hereinafter referred to as the "Sublease".

W I T N E S S E T H:

WHEREAS, Landlord is presently a tenant in certain premises consisting of approximately 6,000 rentable square feet located on the 8th Floor at 830 Third Avenue, New York, New York (the "Premises") by virtue of a certain lease dated January 1, 2008 as amended on June 30, 2010 (the “Amended Master Lease”), between 830 Third Ave, LLC as landlord ("Owner"), and Commonwealth, as tenant, (which lease is hereinafter referred to as the "Master Lease").

WHEREAS, Landlord is desirous of continuing to sublease to Tenant a portion of the Premises, see Exhibit A, highlighted space on floor plan, (the "Leased Space") during the Sublease Term (as defined below); and

WHEREAS, Tenant is desirous of renting and subletting the Leased Space on the terms and conditions hereinafter set forth from Landlord during the Sublease Term;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, it is hereby mutually agreed as follows:

1.

Landlord hereby subleases the Leased Space to Tenant for its exclusive use, subject to the terms and conditions contained in this Agreement of Sublease commencing on July 1, 2010 and terminating on January 31, 2013.  Said term for this Sublease is hereinafter referred to as the "Sublease Term".

2.

Tenant agrees to pay Landlord as the monthly base rental for the Leased Space on the first day of each month (in advance) during the Sublease Term commencing on July 1, 2010 through January 31, 2013, a sum equal to $6,000.00 which includes charges for electricity billed to Landlord from the Owner pursuant to the terms and conditions set forth in the Master Lease, a complete copy of which has been delivered to Tenant hereunder, and Tenant acknowledges having received a complete copy thereof. The rent to be paid by Tenant to Landlord as derived and set forth herein is hereinafter referred to as the "Rent".

Tenant shall have exclusive use of the spaces indicated as “Sublease Premises” on Exhibit A attached hereto.  Tenant shall have shared use of the kitchen subject to the reasonable rules and regulations of Landlord and adequate use of the conference rooms.

3.

Tenant shall be entitled to utilize the Landlord's black & white photocopy machine(s).

4.

 Tenant shall be entitled to utilize its own computer equipment provided; however, that same shall be maintained exclusively within the Tenant's Leased Space.

5.

Landlord shall permit the Tenant to install telephone lines through Landlord's telephone system within the Leased Space, and at any secretarial location allocated to Tenant.  Landlord agrees to provide telephone instruments for the Leased Space and telephone instruments in the secretarial areas. Tenant shall be solely responsible for the cost of all installation of all telephone lines required by the Tenant and the payment of all charges in connection therewith including all programming, wiring and installation costs or computer "cards" or "boxes" billed to Landlord or other supplier in connection therewith.  The cost of all telephone calls and interconnect charges with Verizon or any other telephone company for Tenant's telephone calls made by Tenant from the Leased Space or any common space in the Premises including conference room(s) or courtesy telephones shall be made on Tenant's own outgoing lines and shall be charged and directly billed by said telephone company provider to Tenant.

6.

Tenant shall be entitled to the use of the conference rooms maintained by Landlord at the Premises; provided, however, that Tenant shall notify Landlord when it is reasonably possible to do so, not less than twenty four (24) hours in advance of Tenant's intended use of a conference room; and further provided that a conference room is available at the time Tenant's request is made..

7.

Tenant shall provide Landlord with a security deposit of $6,000.00 (“Security”).  In the event that Tenant fully and faithfully comply with all the terms, provisions, agreements and covenants of this Sublease, the Security shall be returned to Tenant within thirty (30) days after the delivery of exclusive possession of the premises to Landlord.

8.

Tenant agrees to make its own arrangements for postage, fax machines and FedEx.

9.

This Sublease is subject and subordinate to the Landlord's Master Lease and to the terms and conditions thereof.  The Tenant hereby agrees and undertakes to abide by the terms and conditions of the Master Lease.

10.

Tenant agrees that it will take no action or course of conduct that would constitute a default under the terms of the Master Lease (all of which default provisions are hereby incorporated by reference as if fully set forth at length and shall be deemed a part hereof. ) Tenant further agrees that it will take no action or course of conduct that would in effect cause Landlord to be in default under the terms to which it is obligated under the Master Lease.

11.

Tenant agrees to look solely to the Owner and not the Landlord to provide any services for maintenance, cleaning, heat, air conditioning, elevator service, and all other such similar "building" services provided by Owner to Landlord. Tenant shall make no claim against Landlord for the failure to provide such services or for the interruption of such services. Tenant specifically acknowledges that Landlord is not required to furnish such services to Tenant and that Tenant shall receive such services only to the same extent to which Owner provides such services to Landlord pursuant to the Master Lease.  Landlord shall make such interior repairs as may be necessary, from time to time, which are not the Owner's obligations under the Master Lease.

12.

Tenant shall not assign or sublet this Agreement of Sublease without the prior written consent of Landlord hereunder which consent may be withheld by Landlord for any reason in Landlord's sole discretion.  Any permitted assignment or sublet may only be made to a proposed Subtenant of whom Landlord approves in its sole discretion, (and of whom Owner approves, if necessary).

13.

Landlord and Tenant agree that all of the terms of the Amended Master Lease (but only as they concern obligations of the Tenant and if applicable, only as to Tenant's proportionate share) shall be binding on the Tenant hereunder as part of the terms hereof (except as may otherwise be modified by the terms of this Sublease, and that notwithstanding anything to the contrary in the Master Lease, (a) Tenant shall not be liable to Landlord for any liquidated damages; (b) if Tenant owes interest to Landlord by the terms of the Master Lease, the interest rate shall be three (3%) percent above the Citibank prime rate; (c) in the event of a default by Tenant, Landlord agrees that it will make a good faith attempt to mitigate damages); and (d) in no event shall Tenant or Landlord be liable to the other for attorneys fees); and shall inure to the benefit of the Landlord hereunder as if fully set forth at length herein.  Notwithstanding anything contained herein to the contrary in this Section 13 or elsewhere and irrespective of its proportional share, the Tenant shall not be liable to the Overlord for any fees, penalties or otherwise arising out of the Amended Master Lease including past due rents, which shall include additional rents and other fees, violations and/or other infractions, taxes or any such other fee and that the Landlord shall indemnify the Tenant in any such situation where a fee of any kind for any reason, except for the Tenant’s gross and willful negligence, is owed to the Overlord and the Overlord looks to the Tenant for such payment.  Further, the Landlord shall be responsible for any and all fees arising out of or being caused by the eviction of the Landlord from the premises as a result of the Landlord’s inability to pay any such fee then due and owing in accordance with the Amended Master Lease.  For the purpose of this Agreement “Overlord” shall be mean the same entity defined as Landlord on the Amended Master Lease.

14.

In addition, the Landlord herein shall have all of the rights and privileges set forth in the Master Lease as pertains to the "Landlord" thereunder which terms are incorporated herein by reference. Tenant agrees that Landlord hereunder may exercise any of the terms and conditions and privileges afforded to the Landlord as set forth in the Master Lease as part of this Agreement of Sublease with Tenant.

15.

The parties hereto each represent to the other that neither party dealt with or negotiated with any broker in connection with the execution of this Sublease, and that no brokerage commissions are due to any broker as a result of this Sublease.

16.

The Landlord represents and warrants that: (i) it will pay the rent, including all additional rents then due and payable at such time as they are due and payable to the Overlord; (ii) it will give the Tenant reasonable notice if any such violation and/or breach of the Amended Master Lease occurs; (iii) it will provide all such amenities and quiet enjoyment of the leased premises as provided and warranted by the Overlord in the Amended Master Lease; (iv) the Tenant is not in privity with and not liable to the Overlord for any fees and/or other obligations set forth in the Amended Master Lease;  and (v) shall provide a certificate of estoppel to the Tenant which shall set forth, inter alia, that the Landlord is in good standing with the Overlord.

17.

With building approval, the Landlord agrees to permit Ameritrans Capital Corporation and Elk Associates Funding Corporation to affix a sign with its name on it to the left of the front entrance doors of the suite in a size and manner similar to the other existing signs that are presently located there.

18.

Tenant agrees to abide by any rules and regulations reasonably imposed by Landlord on its employees or other Subtenants with respect to receptionist services, use of the pantry, and use of conference rooms.

19.

Tenant agrees to obtain and maintain its own liability insurance in connection with its tenancy in the Premises. Tenant acknowledges that Tenant's personal property at the Premises is not covered by Landlord's insurance and as such Tenant shall be responsible for any property loss or damage to Tenant's personal property within the Premises, unless caused by Landlord.

20.

This Agreement of Sublease is subject to approval of the Overlord (if such approval is required in the Amended and Master Lease).

21.

The Landlord will not comingle and/or use the deposit for its own benefit.  Upon conclusion of this Agreement of Sublease the Landlord shall promptly return the deposit, assuming no damage has occurred to the Leased Space, within thirty (30) days of termination of this Agreement of Sublease.

[Signature Page to Agreement of Sublease to Follow.]

[Signature Page to Agreement of Sublease.]

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this Agreement of Sublease as of the day and year first above written.

Commonwealth Associates, LP

CEO and President

/s/ Robert O’Sullivan

Robert A. O’Sullivan

AMERITRANS CAPITAL CORPORATION

/s/ Michael Feinsod

Michael Feinsod

CEO and President

EXHIBIT A – SUBLEASE PREMISES